NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on April 23, 2021, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on April 12, 2021 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger agreement between Nuveen New York Municipal Value Fund 2 and Nuveen New York Municipal Value Fund, Inc. became effective on April 12, 2021. Each share of beneficial interest of Nuveen New York Municipal Value Fund 2 will receive Common Shares of Nuveen New York Municipal Value Fund, Inc. equal in value as of the Valuation Time to the aggregate per share Net Asset Value of Nuveen New York Municipal Value Fund 2 common shares. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on April 12, 2021.